EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

VP – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna Del Rosario

Dir. – Corp. Communications

Altera Corporation

(408) 544-6397

anna.delrosario@altera.com

ALTERA UPDATES GUIDANCE

San Jose, Calif., September 6, 2005 — Altera Corporation (Nasdaq: ALTR) today announced an update to its sales, gross margin, and research and development guidance.

We expect that third quarter sales will be in line with prior guidance for 1% to 3% sequential growth. New product sales, quarter-to-date, are up strongly compared to the similar point in the prior quarter, led by the Stratix® FPGA family.

Third quarter gross margin will be lower than previously anticipated. We now expect third quarter gross margin will be in the range of 66% to 67% of sales versus earlier guidance of 68% to 69%. Across multiple end markets, high-margin, low-volume turns business quarter-to-date has been less than anticipated, leading to lower gross margins overall. We are now assuming that this mix change is permanent and are modifying our gross margin guidance for fourth quarter 2005, and 2006. For these periods we anticipate gross margins will be in the range of 65% to 67%.

As a result of lower mask and wafer purchases, third quarter research and development spending is now projected to be approximately $48 million, down from prior guidance of $52 million.

On September 7th, at 11:20 am Eastern Time, Nathan Sarkisian, our chief financial officer, will discuss this update during his presentation at the Citigroup Global Technology Conference. The Altera presentation may be accessed via live web cast through the investor relations section of our website at www.altera.com.

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Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “anticipate”, “will”, “expect”, “projected”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix, Stratix II, Cyclone™, Cyclone II, MAX® II, and HardCopy® II device families, pricing strategies, the rate at which our customers’ new platforms enter production, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.

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